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Exhibit 23(a)





As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 15, 1996 incorporated by reference in Allied Capital Advisers, Inc.'s Form 10-K for the year ended December 31, 1995 and to all references to our Firm included in this Registration on Form S-8.







ARTHUR ANDERSEN LLP

Washington, D.C.
December 13, 1996






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